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                                                                   Exhibit 10.24


                      TRAVEL MANAGEMENT SERVICES AGREEMENT

                           Dated as of March 15, 1996

                                 By and Between

                 INTERNATIONAL CORPORATE TRAVEL SERVICES, INC.

                                      and

                              ROY F. WESTON, INC.





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                  TRAVEL MANAGEMENT SERVICES AGREEMENT


     AGREEMENT dated as of March 15, 1996 by and between INTERNATIONAL CORPORATE TRAVEL SERVICES, INC., a Delaware corporation ("InterCorp") and ROY F. WESTON, INC., a Pennsylvania corporation ("Weston").

                               Background

     A. Weston desires to continue the consolidation of travel services for its personnel within a single travel management company in order to benefit Weston, its employees and clients through effective cost reductions.

     B. InterCorp currently provides substantial travel services to Weston and desires to participate in and assist Weston with the aforementioned consolidation, but on an economic basis which differs from that upon which the parties are currently operating, all as herein provided and on the terms and conditions hereinafter set forth.

     THEREFORE, in consideration of the mutual covenants set forth herein and INTENDING TO BE LEGALLY BOUND HEREBY, the parties agree as follows:

     1. Services to be Provided. Throughout the term of this Agreement, InterCorp will provide Weston with the following services (collectively, the "Services"):

     (a) Comprehensive and inclusive 24-hour travel agency services including airline, rail, automobile rental, hotel and lodging reservations and modifications, delivery of tickets, itineraries, boarding passes and any related documentation and related counseling, security and support services;



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     (b) Monthly activity reports including savings reports, organized by Weston location, designed with Weston input to enable Weston personne1 better manage travel costs; and

     (c) Participation with Weston in negotiations with trave1 service provider/vendors in order to obtain to the fullest extent possible improved service levels and applicable trave1 fare, automobile rental and lodging discounts and rebates.

     2. Personnel InterCorp will provide and maintain personnel appropriately qualified and skilled with the necessary training to perform the Services, including staff support, office space and related facilities, and will make such personnel reasonably available in order to meet Weston's needs for the Services.

     3. InterCorp Compensation. As compensation for the Services, InterCorp will be entitled to payments from Weston throughout the term of this Agreement in amounts and at intervals to be determined as follows:

     (a) Management Fee. An annual management fee (the "Annual Fee") will be paid in equal monthly installments (except for the February, 1996 installment which shall be doubled to reflect payment for January,
         1996), based upon the anticipated base level of travel activity for the year in respect of which the Services are provided, as mutually determined by Weston and InterCorp (the "Annual Base Activity Level"). For the initial three years of the term of this Agreement, the amount of the Annual Fee shall be $550, 000.

     (b) Commission Offset. All commissions, fees and other payments received by InterCorp from any travel service vendor/provider in respect of Weston-related travel ("Third-Party Commissions") will serve as an offset to the Annual Fee, up to the aggregate amount of the Third-Party Commissions paid in respect of the initial $3.5 million of air travel, plus all vehicle rental, lodging and other commissions related to such travel (the "Maximum Offset Amount"). Any Third-Party Commissions in excess of the Maximum Offset Amount will be shared between the parties as provided in Section 4 hereof. Commission payments to InterCorp will be reported to Weston on a monthly basis, and InterCorp will, in applying the offset to the



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Annual Fee, advise Weston to reduce the next monthly fee payment by an amount equal to the Third-Party Commissions received by InterCorp for the preceding month. InterCorp will use its best efforts promptly to collect all outstanding Third-Party Commissions payable to it; provided, however, that there wi11 be excluded from the Maximum Offset Amount any Third-Party Commission paid or payable in respect of services provided prior to January 1, 1996.

     (c) Adjustment Payment. In addition to the foregoing, Weston at the time of execution of this Agreement will make a one-time payment to InterCorp in the amount of $20,000 in consideration of the establishment of the revised arrangements contemplated by this agreement.

     (d) Maximum Return to InterCorp. Notwithstanding any provisions in this Agreement to the contrary, in no case will InterCorp's pre-tax net return on gross revenues received in respect of Weston travel exceed three percent, measured on annual basis for each year of the term of this Agreement (the "Maximum Annual Return"). Gross Revenues are defined as the Annual Fee, excess commissions and other fees earned by InterCorp respecting Weston travel. To the extent such return exceeds the Maximum Annual Return in any such year, the excess shall be promptly repaid to Weston or credited against the Annual Fee payable in respect of the following year. InterCorp hereby represents and warrants to Weston that its expenses (including compensation expenses) throughout the terms of this Agreement will be reasonable, and InterCorp's annual financial statements will be subject to the provisions of Section 6 hereof.

     4. Gain Sharing Incentives. In an effort to maximize opportunities to promote cost savings and service enhancements and efficiencies for Weston travelers, in excess of the maximum offset amount the parties will share in the manner hereinafter set forth the following elements associated with the
Services:

     (a) Third-Party Commissions in excess of the Maximum Offset Amount which are earned in respect of travel in excess of the Annua1 Base Activity Leve1 contemplated by Section 3 of this Agreement wi11 be shared in the ratio of 40% to Weston and 60% to



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InterCorp for the first $1 million of such excess, and in the ratio of 20%
to Weston and 80% to InterCorp thereafter;

          (b) Fare rebates resulting from negotiated arrangements with travel service vendor/providers over the term of the Agreement will be shared in the ratio of 80% to Weston and 20% to InterCorp; provided, however, that Weston shall have both the authority and the obligation to specify the alternative of
(i) rebates or (ii) discounts as the principal objective in InterCorp' s negotiation of fare or charging structures with travel service vendor/providers; and

          (c) Third-Party Commissions from new sources negotiated over the term of the Agreement (e.g., commissions on rental vehicles or lodging booked at a "government" rate) will be shared in the ratio of 50% to each party.

     5. Cash Flow Management Procedures.   InterCorp will use its best efforts
in effecting travel arrangements on behalf of Weston travelers to reduce or minimize to the fullest extent practicable the time interval between the payment by Weston of travel costs advanced on behalf of a Weston client and the reimbursement of such costs by the client (or receipt of credit in the case of cancellation) or of such cost by Weston for its own account and the time of the travel (or receipt of credit in the case of cancellation).

     6. Records and Inspection.   InterCorp will maintain complete and accurate
records sufficient to reflect the payment of all Third-Party Commissions and travel rebate and discounts. Such records will be preserved for a period of at least three years after the end of the year to which they relate. InterCorp will permit an independent third party selected by Weston upon reasonable request, to have full access to such records for the purposes of verifying the reports submitted by InterCorp to Weston and InterCorp's annual pre-tax net return as contemplated by Section 3 hereof.

     7. Most Favored Client Status. If at any time and from time to time during the term of this Agreement Intercorp obtain from travel vendor/providers on behalf of one or more of its clients other than Weston, in circumstances or situations comparable to those of Weston travelers, terms and conditions (economic or other) more favorable than those then in



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effect for Weston, InterCorp will use its best efforts to obtain comparable terms and conditions for Weston and will promptly advise Weston of any refusal by or limitation imposed by any vendor/provider in extending to Weston any such more favorable terms and conditions. In addition, InterCorp will not use the volume and/or terms of travel arrangements effected on behalf of Weston travelers as a basis for extracting concessions from travel service vendors/providers for or on behalf of other InterCorp clients, nor will InterCorp provide services comparable in scope or volume to those provided to Weston to such clients on terms more favorable than those arranged for or extended to Weston and/or Weston travelers.

     8. Weston Oversight. Management oversight and responsibility for travel services at Weston, including the Services and the Weston-InterCorp relationship, will be concentrated in a single individual designated by Weston's Chief Executive Officer and approved by InterCorp.

     9. Terms and Termination. The term of this Agreement shall be deemed to have commenced as of January 2, 1996 and will extend for three years, terminating on December 3l, 1998, unless renewed for an additional period by agreement of the parties prior to such date.

     10. Annual Review. The parties hereby acknowledge that any material modification or changes made in this Agreement and an analysis of the quality of the services provided by InterCorp hereunder will be the subject of an annual report to be made by Weston management to the Audit Committee of the Board of Directors of Weston throughout the term of this Agreement.

     11. Miscellaneous.

          (a) Communications. All notices, requests, demands and other communications hereunder hall be in writing and shall be deemed to have been duly given (i) if personally delivered, (ii) sent by facsimile transmission (with transmission confirmed), (iii) sent by overnight courier (with delivery confirmed) or (iv) mailed by United States first-class, certified or registered mail, postage prepaid, to the other party at the following addresses (or at such other address as shall be given in writing by either party to other):




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                       (i) If to InterCorp, to:

                       International Corporate Travel Services, Inc.
                       P. O. Box 759
                       Frazer, PA l9355

                       Fax No.: 610-647-1477


                       Attention: Ms. Katherine Swoyer,
                       President
                       (ii) If to Weston, to:

                       Roy F. Weston, Inc.
                       One Weston Way
                       West Chester, PA 19380

                       Fax No. 610-701-3656

                       Attention : Robert W. Brandl

     (b) Successors and Assigns. This Agreement and all rights granted and obligations created hereby will bind and inure to the benefit of the parties hereto and their respective successors and assigns.

     (c) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the conflicts of laws provisions thereof.

     (d) Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute part of this Agreement, nor shall they affect its meaning, construction or effect.

     (e) Amendment and Waiver. Weston and InterCorp may by mutual written agreement amend this Agreement in any respect, and each may also extend the time for or waive the performance of any of the obligations of the other. To be effective, any such



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amendment or waiver must be signed by an authorized representative of the party against whom enforcement of the case is sought.

     (f) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be termed an original and all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.

                                           INTERNATIONAL CORPORATE TRAVEL
                                           SERVICES, INC.



                                           By:              /s
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                                                   Katherine Swoyer
                                                   President


                                           ROY F. WESTON, INC.




                                           By:              /s
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                                                   William J. Marrazzo
                                                   Chief Executive Officer







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